As filed with the Securities and Exchange Commission on September 2, 2025

Registration Nos. 333-268953

333-217253

333-185142

333-117857

333-58642

333-51425

333-44307

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-268953

Form S-8 Registration Statement No. 333-217253

Form S-8 Registration Statement No. 333-185142

Form S-8 Registration Statement No. 333-58642

Form S-8 Registration Statement No. 333-51425

Form S-8 Registration Statement No. 333-44307

POST-EFFECTIVE AMENDMENT NO. 2 TO

Form S-8 Registration Statement No. 333-117857

UNDER

THE SECURITIES ACT OF 1933

PACIFIC PREMIER BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0743196
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

17901 Von Karman Avenue, Suite 1200, Irvine, California	92614
(Address of Principal Executive Offices)	(Zip Code)

Pacific Premier Bancorp, Inc. Amended and Restated 2022 Long-Term Incentive Plan

Heritage Oaks Bancorp, Inc. 2005 Equity-Based Compensation Plan

Heritage Oaks Bancorp, Inc. 2015 Equity Incentive Plan

Pacific Premier Bancorp, Inc. 2012 Long-Term Incentive Plan

Pacific Premier Bancorp, Inc. 2004 Long-Term Incentive Plan

Life Financial Corporation 2000 Stock Incentive Plan

Amended and Restated Life Financial Corporation 1996 Stock Option Plan

Life Financial Corporation 401(k) Savings Plan

(Full Title of Plans)

Clint E. Stein

President and Chief Executive Officer

Columbia Banking System, Inc.

1301 A Street

Tacoma, Washington 98402-4200

(Name and address of agent for service)

(253) 305-1900

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a small reporting company)	Small reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 or Post-Effective Amendment No. 2, as applicable, relating to each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) is being filed by Pacific Premier Bancorp, Inc. (the “Registrant” or “Pacific Premier”) to terminate all offerings under the Prior Registration Statements and to deregister any and all shares of Pacific Premier common stock, par value $0.01 per share (the “Shares”), together with any and all plan interests and other securities registered but unsold as of the date hereof thereunder (note that the Share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

1.  Registration Statement on Form S-8, File No. 333-268953, filed with the Securities and Exchange Commission (the “Commission”) on December 22, 2022, relating to the registration of 2,000,000 Shares issuable pursuant to the Pacific Premier Bancorp, Inc. Amended and Restated 2022 Long-Term Incentive Plan (certain information omitted under Rule 428 of the Securities Act of 1933).

2.  Registration Statement on Form S-8, File No. 333-217253, filed with the Commission on April 11, 2017, relating to the registration of 921,762 Shares issuable pursuant to the Heritage Oaks Bancorp, Inc. 2005 Equity-Based Compensation Plan and the Heritage Oaks Bancorp, Inc. 2015 Equity Incentive Program.

3.  Registration Statement on Form S-8, File No. 333-185142, filed with the Commission on November 26, 2012, relating to the registration of 620,000 Shares issuable pursuant to the Pacific Premier Bancorp, Inc. 2012 Long-Term Incentive Plan.

4.  Registration Statement on Form S-8, File No. 333-117857, filed with the Commission on August 2, 2004, relating to the registration of 525,500 Shares issuable pursuant to the Pacific Premier Bancorp, Inc. 2004 Long-Term Incentive Plan.

5.  Registration Statement on Form S-8, File No. 333-58642, filed with the Commission on April 10, 2001, relating to the registration of 653,400 Shares issuable pursuant to the Life Financial Corporation 2000 Stock Incentive Plan.

6.  Registration Statement on Form S-8, File No. 333-51425, filed with the Commission on April 30, 1998, relating to the registration of 321,600 Shares issuable pursuant to the Amended and Restated Life Financial Corporation 1996 Stock Option Plan.

7.  Registration Statement on Form S-8, File No. 333-44307, filed with the Commission on January 15, 1998, relating to the registration of 463,158 Shares and an indeterminate amount of plan interests issuable pursuant to the Life Financial Corporation 401(k) Savings Plan.

On April 23, 2025, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Columbia Banking System, Inc. (“Columbia”) and Balboa Merger Sub, Inc., a direct, wholly owned subsidiary of Columbia (“Merger Sub”), pursuant to which, on August 31, 2025, (i) Merger Sub merged with and into Pacific Premier (the “Merger”), with Pacific Premier surviving the merger (the “Surviving Corporation”) and (ii) immediately following the Merger, the Surviving Corporation merged with and into Columbia (the “Second Step Merger” and, together with the Merger, the “Mergers”), with Columbia continuing as the surviving entity in the Second Step Merger.

In connection with the Mergers, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Prior Registration Statements. Accordingly, pursuant to the undertakings made by the Registrant in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 and Post-Effective Amendment No. 2 hereby remove from registration all of such securities registered under the Prior Registration Statements that remain unsold as of the date of this Post-Effective Amendment No. 1 and Post-Effective Amendment No. 2.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 and Post-Effective Amendment No. 2, as applicable, to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tacoma, State of Washington, on September 2, 2025.

COLUMBIA BANKING SYSTEM, INC. (as successor by merger to Pacific Premier Bancorp, Inc.)

By:	/s/ Kumi Yamamoto Baruffi
Name: Kumi Yamamoto Baruffi
Title: EVP, General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment No. 1 and Post-Effective Amendment No. 2, as applicable, to the Prior Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.